Exhibit 10.22

OSI SYSTEMS, INC

NONQUALIFIED DEFINED BENEFIT PLAN

Second Amendment to

Amended and Restated Retirement Benefit Award Agreement

THIS SECOND AMENDMENT (“Second Amendment”) is made effective as of August 19, 2020, by and between OSI Systems, Inc. (the “Company”), and Deepak Chopra (the “Eligible Employee”) to the Amended and Restated Retirement Benefit Award Agreement, made effective December 31, 2017 (the “Award Agreement”).

WHEREAS, the Company has adopted the OSI Systems, Inc. Nonqualified Defined Benefit Plan, as amended effective January 1, 2012 (the “Plan”) and designated the Eligible Employee as a Participant in the Plan pursuant to the Award Agreement;

WHEREAS, the Company previously adopted the First Amendment to the Award Agreement, effective June 19, 2020 (the “First Amendment”).

WHEREAS, the Company now desires to again increase the Eligible Employee’s Retirement Benefit and specify the form of payout for the new benefit amount without changing the timing of the existing benefit payments, in compliance with all requirements of Section 409A of the Internal Revenue Code (the “Code”);

NOW, THEREFORE, the parties hereto agree as follows:

1.        Second Additional Retirement Benefit. Section 3 of the Award Agreement is hereby amended to add the following new sentence to the end of the first paragraph of that section:

Notwithstanding the foregoing, effective August 19, 2020, in addition to the original Retirement Benefit and additional Retirement Benefit specified above, the Eligible Employee shall be entitled to a second additional Retirement Benefit of One Million, Five Hundred Thousand Dollars ($1,500,000), (adjusted as specified herein for CPI increases commencing in calendar year 2021), payable in quarterly installments of Seventy-Five Thousand Dollars ($75,000), plus CPI adjustments, on the first day of each calendar quarter commencing for this additional amount July 1, 2025 and continuing for a period of five calendar years ending April 1, 2030. All such additional Retirement Benefit payments shall be fully vested on August 19, 2020 and, as of such date, all references to “Retirement Benefit” as used in the Plan and this Award Agreement (including amounts payable by reason of death or Disability under Sections 5 or 6 below) shall include this second additional benefit, except as provided in Section 7 as amended below.

2.        Change in Control. Section 7 of the Award Agreement is hereby amended to replace the new final sentence added by the First Amendment with the following:

Notwithstanding the foregoing, in the event of a Change in Control, whether before or after the Eligible Employee’s Separation from Service, the present value of all remaining payments with respect to each of the additional Retirement Benefits added by the First Amendment and this Second Amendment shall be paid in the form of a single lump sum within ninety (90) days following the Change in Control, subject to compliance with all requirements of Code Section 409A.

3.        Confirmation of Existing Benefit. Except as amended herein, all other provisions of the Plan, the Award Agreement and the First Amendment shall remain in full force and effect and shall apply to the additional Retirement Benefit provided by this Second Amendment.

IN WHITENESS WHEREOF, the parties hereto have executed this Second Amendment to the Amended and Restated Award Agreement effective August 19, 2020.

OSI SYSTEMS, INC.

By:	/s/ Alan Edrick
Alan Edrick,
Executive Vice President and Chief Financial Officer

ELIGIBLE EMPLOYEE

/s/ Deepak Chopra
Deepak Chopra